CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



       We consent to the use of our report, dated February 27, 2004, on the annual financial statements and financial highlights of Pennsylvania Avenue Event-Driven Fund, a Series of The Pennsylvania Avenue Funds which is included in Parts A and B in Post Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 and Post Effective Amendment No. 2 under the Investment Company Act of 1940 and included in the Prospectus and Statement of Additional Information, as specified, and to the reference made to us under the caption "Independent Auditors" in the Statement of Additional Information.



Abington, Pennsylvania                           /s/ Sanville & Company
March 9, 2004                                    Certified Public Accountants